Exhibit 5.1

[DRINKER BIDDLE & REATH LLP LETTERHEAD]

June 30, 2014

Board of Directors

Lime Energy Co.

16810 Kenton drive, Suite 240

Huntersville, NC 28078

Re:                             Registration Statement on Form S-8

Lime Energy Co. 2010 Non-Employee Directors Stock Plan

Ladies and Gentlemen:

We have acted as counsel to Lime Energy Co., a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement registers 214,285 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) reserved for issuance under the Company’s 2010 Non-Employee Directors Stock Plan (the “Plan”).  In that capacity, we have reviewed the Certificate of Incorporation and Bylaws of the Company, both as amended to date, the Registration Statement, the Plan, originals or copies of corporate records reflecting the corporate action taken by the Company in connection with the approval of the Plan and the issuance of the Shares under the Plan, and such other instruments as we have deemed necessary for the issuance of this opinion.

Based on the foregoing, we are of the opinion that the Shares to be offered under the Plan have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP